As filed with the Securities and Exchange Commission on August 21, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KITTY HAWK, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2564006
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

Steven E. Markhoff
Kitty Hawk, Inc.	Corporate Secretary of Kitty Hawk, Inc.
1515 West 20th Street	1515 West 20th Street
P.O. Box 612787	P.O. Box 612787
DFW International Airport, Texas 75261	DFW International Airport, Texas 75261
(972) 456-2200	(972) 456-2200
(Address, including zip code, and telephone number,	(Name and address, including zip code, and telephone
including area code, of registrant’s principal executive	number, including area code, of agent for service)
offices)

Copies of communications to:
Garrett A. DeVries, Esq.
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
(214) 651-5000

     Approximate date of commencement of proposed sale of securities to the public: From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price Per	Proposed Maximum	Amount of
to be Registered	Registered (2)(3)	Unit (4)	Offering Price	Registration Fee
Common Stock offerable by the selling stockholder named in this prospectus (1)	1,773,818	$0.41	$727,265.38	$77.82

(1)	Each share of common stock is accompanied by one preferred share purchase right as set forth in the Rights Agreement, dated as of January 31, 2001, as amended to date, by and between Kitty Hawk, Inc. and American Stock Transfer and Trust Company.

(2)	Consists of 1,773,818 outstanding shares of common stock owned by ACT 2 Services, Inc., formerly known as Air Container Transport, Inc., as of the date of this registration statement.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(4)	The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices of our common stock as quoted on the American Stock Exchange on August 16, 2006 (within 5 business days prior to filing this registration statement).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 21, 2006
PROSPECTUS
1,773,818 Shares
KITTY HAWK, INC.
Common Stock

     This prospectus relates to offers and sales from time to time by the selling stockholder identified in this prospectus of up to 1,773,818 shares of our common stock, par value $0.000001 per share, consisting of 1,773,818 outstanding shares of our common stock. Except for underwriting discounts and selling commissions, which may be paid by the selling stockholder, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.
     The selling stockholder may sell the shares of common stock from time to time at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices. The selling stockholder may sell the shares of common stock to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholder, purchasers in connection with sales of the shares of common stock, or both. Additional information relating to the distribution of the shares of common stock by the selling stockholder can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.
     We will not receive any proceeds from sales of shares of our common stock by the selling stockholder.
     Investing in our common stock involves risks. Please see “Risk Factors” beginning on page 2.
     Our common stock currently trades on the American Stock Exchange under the trading symbol “KHK.” The last reported sales price of our common stock on the American Stock Exchange on August 18, 2006 was $0.48 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is .

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholder referred to in this prospectus may offer and sell from time to time up to 1,773,818 outstanding shares of our common stock.
     This prospectus does not cover the issuance of any shares of common stock by us to the selling stockholder, and we will not receive any of the proceeds from any sale of shares by the selling stockholder. Except for underwriting discounts and selling commissions, which may be paid by the selling stockholder, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.
     Information about the selling stockholder may change over time. Any changed information given to us by the selling stockholder will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling stockholder will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.
     In this prospectus, the words “Kitty Hawk,” “Company,” “we,” “our,” “ours” and “us” refer to Kitty Hawk, Inc., and its subsidiaries, unless otherwise stated or the context requires.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.
     Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to these reports are available free of charge through a link to the SEC website in the Investor Relations section of our Internet website, www.kittyhawkcompanies.com.

INCORPORATION BY REFERENCE
     We may “incorporate by reference” in this prospectus the information we file with the SEC, which means:
•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated by reference in this prospectus. Any statement so updated or superseded shall not be deemed, except as so updated or superseded, to constitute part of this prospectus.
     We incorporate by reference into this prospectus all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the effectiveness of the registration statement of which this prospectus is a part. In addition, except to the extent such information has been updated or superseded by the information in this prospectus, we incorporate by reference into this prospectus:
•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	our Current Reports on Form 8-K, dated April 19, 2006, May 24, 2006, June 2, 2006, June 23, 2006, July 13, 2006, July 17, 2006 and July 25, 2006;

•	our Current Reports on Form 8-K/A, dated May 12, 2006 and May 24, 2006; and

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
     In addition, we incorporate by reference the description of our common stock, which is contained in our registration statement on Form 8-A, filed with the SEC on August 23, 2004, as updated or amended in any amendment or report filed for such purpose.
     You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website or at the SEC’s address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in this prospectus. You can request a copy of the documents incorporated by reference in this prospectus, and any documents and agreements referred to in this prospectus by requesting them in writing or by telephone from us at the following address:
Kitty Hawk, Inc.
1515 West 20th Street
P.O. Box 612787
DFW International Airport, Texas 75261
Attention: Shareholder Services
Telephone: (972) 456-2200

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains “forward-looking statements” concerning our business, operations and financial performance and condition. When we use the words “estimates,” “expects,” “forecasts,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions in this prospectus, we intend to identify forward-looking statements.
     We have based our forward-looking statements on our current assumptions, expectations and projections about future events. We have expressed our assumptions, expectations and projections in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that our assumptions, expectations or projections will prove to be accurate.
     A number of risks and uncertainties could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. These risks, uncertainties and other important factors include, without limitation, the following, some of which are described more fully under the heading “Risk Factors”:
•	loss of key suppliers, significant customers or key management personnel;

•	increased competition, including the possible impact of any mergers, alliances or combinations of competitors;

•	increases in the cost and/or decreases in the availability of aircraft fuel and diesel fuel and our ability to recapture increases in the cost of aircraft fuel and diesel fuel through the use of fuel surcharges and/or price increases;

•	with respect to our scheduled freight network, the continuing high cost of aircraft and diesel fuel leading to a higher total price for our services which impacts the freight purchasing decision for our customers and/or shippers resulting in a shift to less expensive modes of transportation;

•	with respect to the expansion of our freight transportation network to include scheduled airport-to-airport expedited ground freight transportation services, potential competitive reactions from other ground freight transportation carriers;

•	limitations upon financial and operating flexibility due to the terms of our Credit Facility;

•	changes in our capital resources and liquidity;

•	financial costs and operating limitations imposed by both the current and the potential additional future unionization of our workforce;

•	payment defaults by our customers;

•	write-downs of the value of our aircraft parts, airframes or aircraft engines;

•	changes in the cost of Boeing 737-300SF cargo aircraft maintenance outside the scope of our power-by-the-hour maintenance agreement and/or changes in the cost of Boeing 727-200 cargo aircraft maintenance;

•	changes in general, regional or local economic conditions;

•	changes in the cost and availability of ground handling and storage services;

•	changes in the cost and availability of aircraft or replacement parts;

•	changes in our business strategy or development plans;

•	changes in government regulation and policies, including regulations affecting maintenance requirements for, and availability of, aircraft and airworthiness directives;

•	foreign political instability and acts of war or terrorism;

•	adverse litigation judgments or awards;

•	the ability to successfully integrate and operate our expedited ground network;

•	the ability to attract sufficient customers and freight volumes for our expedited ground network;

•	findings of environmental contamination;

•	limitations in our ability to find, acquire and integrate replacement aircraft for our Boeing 727-200 cargo aircraft under terms and conditions that are satisfactory to us; and

•	limitations in our ability to offset income with our future deductible tax attributes.
     Other factors may cause our actual results to differ materially from the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and, except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

KITTY HAWK, INC.
     Kitty Hawk is a holding company providing corporate, planning and administrative services. We operate through our three wholly-owned subsidiaries, Kitty Hawk Cargo, Kitty Hawk Ground and Kitty Hawk Aircargo. During the six months ended June 30, 2006, we generated 98.6% of our revenue from our scheduled freight network, 1.1% of our revenue from our cargo airline and 0.3% of our revenue from non-network ground operations.
     Scheduled Freight Network. We operate an independent airport-to-airport scheduled freight network that provides expedited air and ground freight services of predominantly heavy weight and oversized freight. We provide our expedited freight services between selected cities in North America, including the continental U.S, Alaska, Hawaii, Canada and Puerto Rico. Most of the expedited air freight in our network is transported from its city of origination to our hub and sorting facility in Fort Wayne, Indiana before being routed by aircraft or truck to its destination city. Our scheduled expedited ground freight is routed directly to its destination city or through regional hubs located in Los Angeles, California; San Francisco, California; Dallas, Texas; Atlanta, Georgia; Newark, New Jersey and Fort Wayne, Indiana. As of August 11, 2006, our scheduled freight network offered expedited air freight services to 54 business centers and expedited ground freight services to 61 business centers. We have business alliances that allow us to provide freight services to Alaska, Hawaii and Mexico. We also seek business alliances to expand our scheduled freight network beyond our current service areas.
     Our scheduled freight network provides marketing, sales, scheduling and hub operations coordination for our air and ground freight services, serving domestic and international freight forwarders, integrated freight companies, passenger and all-cargo airlines, logistics companies and other delivery companies.
     Ground Transportation. With the acquisition of substantially all of the operating assets of Air Container Transport, Inc., or ACT, we expanded our ground transportation services. These assets, along with contracted dedicated trucks, including owner operators, are managed by Kitty Hawk Ground and provide dedicated ground transportation services for Kitty Hawk Cargo’s scheduled freight network. Kitty Hawk Ground also generates revenue from external customers, including providing full-truckload, contracted service and local pick up and delivery service. For the six months ended June 30, 2006, this external revenue was 0.3% of our total revenue. As of August 11, 2006, Kitty Hawk Ground managed 81 owned trucks, 48 contracted trucks and 69 owner operators.
     Cargo Airline. Kitty Hawk Aircargo, our all-cargo airline, provides dedicated air transportation services for Kitty Hawk Cargo’s scheduled freight network. During the six months ended June 30, 2006, Kitty Hawk Aircargo flew 97.2% of its block hours in Kitty Hawk Cargo’s scheduled freight network. As of August 11, 2006, Kitty Hawk Aircargo operated seven Boeing 737-300SF cargo aircraft under operating leases, six owned Boeing 727-200 cargo aircraft and five Boeing 727-200 cargo aircraft available under an aircraft and engine use agreement. Kitty Hawk Aircargo also generates revenue from external customers through ACMI and ad-hoc charter arrangements. For the six months ended June 30, 2006, approximately 1.1% of our revenue was from such arrangements.
USE OF PROCEEDS
     We will not receive any proceeds from sales of shares of our common stock by the selling stockholder.

RISK FACTORS
     In addition to the other information in this prospectus, you should carefully consider the following factors before making an investment decision. Investing in the common stock of our company involves a high degree of risk. The occurrence of any one or more of the following could materially adversely affect your investment in the common stock or our business and operating results.
Risks Relating to Our Business
We derive a significant portion of our revenues from a limited number of customers, and the loss of their business or payment defaults by one or more of them could have a material adverse effect on our results of operations.
     While we have over 600 active freight forwarder and logistics company customers, during the twelve months ended June 30, 2006, our top 25 customers accounted for more than 71.1% of our total revenue and our top five customers accounted for more than 34.6% of our total revenue. During the twelve months ended June 30, 2006, our top three customers, Pilot Air Freight, Inc., Eagle Global Logistics, Inc. and AIT Freight Systems, Inc., accounted for 12.1%, 8.7% and 5.7% of our total revenue, respectively.
     We do not have any material minimum shipping contracts with our customers, including our most significant customers. The loss of one or more of these customers, or a significant reduction in the use of our services by one or more of these customers, could have a material adverse effect on our results of operations.
     In addition, as of June 30, 2006, we had a significant concentration of credit risk because approximately 52.1% of our outstanding accounts receivable were from ten customers and 13.9% of our outstanding accounts receivable were attributable to one customer, Pilot Air Freight, Inc. A payment default by one of these customers could have a material adverse effect on our results of operations.
Due to the recent acquisition of the operating assets of ACT, we have potential liquidity issues and further financing cannot be guaranteed.
     In June 2006, we acquired substantially all of the operating assets of ACT. At closing, we issued irrevocable letters of credit to ACT in the amount of approximately $0.8 million. In addition, since we did not acquire the receivables of ACT, we have used and will continue to use borrowings under our credit facility with PNC Bank, National Association, or the Credit Facility, to fund the working capital needs of the former ACT expedited ground freight services, as well as our current business. As a result of these current and future expenditures, we will use a significant portion of our available cash and availability under the Credit Facility. While we believe we have sufficient available cash and borrowing capacity under the Credit Facility to make these payments and to fund these working capital needs, there is no assurance that our forecasts will prove to be accurate and that we will not be required to raise additional funds. If we are required to raise additional funds and are unable to do so either on economic terms or at all, our business may be materially adversely affected. Further, availability under the Credit Facility is limited to a borrowing base equal to the lesser of $20.0 million or 85% of eligible receivables. PNC may reject any receivable deemed ineligible in the exercise of its judgment. Because PNC has not yet performed their required audit of the accounts receivable generated from operating the assets acquired from ACT, $5.8 million of these receivables are not yet included in the borrowing base. We are currently working with PNC to have receivables generated from these assets be deemed eligible receivables under the Credit Facility. Until the receivables are deemed eligible, our availability under the Credit Facility is limited.
We need to retain customers or expand the customer base for the expedited ground freight services acquired from ACT.
     The success of the expedited ground freight services acquired from ACT will depend on Kitty Hawk Ground’s ability to retain the former customers of the network and to sell its expedited ground freight services to customers who currently do not use the network. If Kitty Hawk Ground is unable to retain these customers or expand the customer base of the expedited ground freight services acquired from ACT, we may not fully realize the benefits we expected from the acquisition of this network. If we are unable to realize these benefits, our business may be materially adversely affected.

The integration of the business acquired from ACT may not be successful.
     There is no assurance that we will be able to integrate the operations of the expedited ground freight services acquired from ACT and its other freight operations. Integrating these operations will require substantial attention from our management. Failure to successfully integrate the expedited ground freight services acquired from ACT into our current operations could have a material adverse effect our business.
ACT has been operated as a private company that is not subject to Sarbanes-Oxley Act regulations and, therefore, may lack the internal controls and procedures of a public company.
     The management of ACT was not required to establish and maintain an internal control infrastructure meeting the standards promulgated under the Sarbanes-Oxley Act. As a result, there is no assurance that the business acquired from ACT does not have significant deficiencies or material weaknesses in its internal control over financial reporting. Any significant deficiencies or material weaknesses in the internal control over financial reporting of the acquired business may cause significant deficiencies or material weaknesses in our internal control over financial reporting, which could have a material adverse effect on our business and affect our ability to comply with Section 404 of the Sarbanes-Oxley Act.
Our inability to execute upon our plans to expand our expedited ground freight services, or to manage or to generate sufficient revenues from that new line of business, could have a material adverse effect on our results of operations.
     We operate an independent airport-to-airport scheduled freight network that provides expedited air and ground freight services of predominantly heavy weight and oversized freight. As of June 30, 2006, we provided expedited ground freight services to 61 cities. Our growth plans for the expedited ground freight services will place significant demands on our management and operating personnel. If we are unable to manage the implementation and growth of our expedited ground freight services effectively, our business, results of operations and financial condition may be materially adversely affected. Accordingly, our business and future operating results will depend on the ability of our management and operating personnel to implement and expand our expedited ground freight services as well as successfully integrate the operations we acquired from ACT.
The as-needed nature of our scheduled freight business and the types of industries we serve subject our business to significant market fluctuations that are beyond our control, and a downward market fluctuation could have a material adverse effect on our results of operations.
     Our scheduled freight network relies on customers who need expedited or time-definite delivery on an as-needed basis for air freight and expedited delivery on an as-needed basis for ground freight. As the freight is shipped on an as-needed basis, we do not have commitments from our customers. Without customer commitments, the overall demand for our freight services is primarily influenced by the health of the U.S. economy, which is cyclical in nature, the seasonality and economic health of the industries generating the freight we transport in our network and the availability, reliability and cost of alternative freight services including services from competitors who are larger than us, serve more cities than we do and have more financial resources than we do. The amount of freight shipped in our scheduled freight network during any particular time period can fluctuate significantly due to the foregoing factors. A downward fluctuation in demand for our scheduled freight services could have a material adverse effect on our results of operations.
The U.S. freight transportation industry is highly competitive and, if we cannot successfully compete, our results of operations and profitability may be materially adversely affected.
     The U.S. freight transportation industry is extremely large and encompasses a broad range of transportation modes and service levels. Freight is shipped on either an expedited or deferred basis. Expedited freight transit times vary from a few hours to overnight to second morning. In contrast, deferred freight includes freight transit times of up to five days. Both expedited and deferred freight includes freight of varying sizes and weights, from small envelopes to heavy weight or oversized freight requiring dedicated aircraft or trucks.
     Our scheduled freight network generally competes in the inter-city, heavy weight and oversized, next morning and second-day expedited and deferred freight segment of the U.S. freight transportation industry. These segments are highly competitive and very fragmented. The ability to compete effectively depends on price, frequency of service, cargo capacity, ability to track freight, extent of geographic coverage and reliability. We generally compete with regional delivery firms, commercial passenger airlines that provide freight service on their scheduled flights, trucking companies for deliveries of less than 1,000 mile distances, regional and national expedited and LTL trucking companies and integrated freight transportation companies, such as BAX Global, FedEx and United Parcel Service. Many of our competitors have substantially larger freight networks, serve significantly more cities and have considerably more freight system capacity, capital and financial resources than we do.
     Our ability to attract and retain business also is affected by whether, and to what extent, our customers decide to coordinate their own transportation needs. Certain of our current customers maintain transportation departments that could be expanded to manage freight transportation in-house. If we cannot successfully compete against companies providing services similar to, or that are substitutes for, our own or if our customers begin to provide for themselves the services we currently provide to them, our business may be materially adversely affected.
     A significant portion of the freight transported in our network relates to the automotive, electronics, telecom and related infrastructure equipment, other durable goods and equipment industries and apparel. The demand for the products produced by these industries and, in turn, the demand for our scheduled freight network services for the transportation of freight from these industries has historically trended in relationship to the strength of the U.S. and increasingly, world economies. Furthermore, these industries tend to be seasonal in nature and, as a result, our business is also seasonal with the third and fourth quarters historically having the strongest demand and being the highest revenue quarters.
     By way of example, the announcements in November 2005 by General Motors Corp. and Ford Motor Co. that each of them expects to close multiple plants may have an impact on the amount of freight transported generally in the automotive industry. A significant decrease in freight transportation in the automotive industry could significantly reduce the demand for our services and have a material adverse effect on our results of operations.
Our inability to attract sufficient business from customers at economical prices for our expanded expedited ground freight services could impair our ability to compete in the expedited ground freight market and could have a material adverse effect on our results of operations.
     The profitability of our expedited ground freight services depends on our ability to carry sufficient freight to cover our contracted trucking costs, the costs of owner operators and company drivers, working capital needs associated with operating and expanding our ground freight services and certain recurring fixed costs. If we are unable to attract and retain sufficient business from customers willing to pay high enough rates to cover our costs, our results of operations may be materially adversely affected.
Our failure to comply with the financial ratios and other covenants in our Credit Facility could result in an event of default that could cause acceleration of the repayment of our indebtedness.
     The terms of our Credit Facility require us to maintain a minimum tangible net worth and to comply with a fixed charge coverage ratio. Our failure to comply with the minimum tangible net worth, fixed charge coverage ratio and other covenants and requirements contained in the Credit Facility could cause an event of default. The occurrence of an event of default (that is uncured or unwaived) could prohibit us from accessing additional borrowings and permit PNC to declare the amount outstanding under the Credit Facility to be immediately due and payable. In addition, pursuant to our lockbox arrangement with PNC, upon an event of default, PNC could apply all of the payments on our accounts receivable to repay the amount outstanding under the Credit Facility. In that event, we would not have access to the cash flow generated by our accounts receivable until the amount outstanding under the Credit Facility is first repaid in full.
     As of August 15, 2006, we had outstanding borrowings of $5.8 million under the Credit Facility and $3.1 million of outstanding letters of credit under the Credit Facility. In the event of an event of default, our assets or cash flow may not be sufficient to repay fully our borrowings under our Credit Facility, and we may be unable to refinance or restructure the payments on the Credit Facility on favorable terms or at all. An event of default under our Credit Facility, particularly if followed by an acceleration of any outstanding amount, could have a material adverse effect on our business.
The terms of our Credit Facility could restrict our operations.
     Our Credit Facility contains covenants that restrict our ability to, among other things: engage in mergers, consolidations, or other reorganizations; create or permit liens on assets; incur certain indebtedness or capitalized lease obligations; guarantee obligations; pay dividends or other distributions (other than dividends on our Series B Redeemable Preferred Stock); change the nature of our business; make certain investments or capital expenditures;

make certain loans or extensions of credit; change our fiscal year; enter into certain transactions with affiliates; or form new subsidiaries. These restrictions may limit our ability to engage in activities which could improve our business, including obtaining future financing, making needed capital expenditures, or taking advantage of business opportunities such as strategic acquisitions and dispositions, all of which could have a material adverse effect on our business.
Writedowns of the value of our aircraft parts and supplies inventory could have a material adverse effect on our results of operations.
     When we emerged from bankruptcy in September 2002, we had a substantial amount of Boeing 727-200 aircraft parts and supplies inventory. The amount of aircraft parts and supplies inventory necessary to operate our Boeing 727-200 fleet is dependent upon the number of Boeing 727-200 cargo aircraft that we operate as well as the number of hours they fly. To the extent we reduce the number of Boeing 727-200 cargo aircraft that we operate in the future either through attrition or replacement with other aircraft types including the Boeing 737-300SF cargo aircraft, we may need fewer Boeing 727-200 aircraft parts and supplies inventory to maintain our Boeing 727-200 fleet. If we conclude we have aircraft parts and supplies inventory in excess of our current or anticipated future needs and if we determine that the fair market value of our Boeing 727-200 aircraft parts and supplies inventory has declined from our current carrying value, we would have to writedown the value of our Boeing 727-200 aircraft parts and supplies inventory. We review this inventory periodically and value it at least annually. In conjunction with a review of our aircraft fleet composition plan and a limited review of our Boeing 727-200 cargo aircraft parts and supplies at the end of 2004, we determined that we had certain aircraft parts and supplies with a book value of approximately $1.3 million that were surplus and that the realizable sales value of these surplus aircraft parts and supplies was approximately $0.7 million. As such, we established a valuation reserve of $0.6 million against these identified surplus aircraft parts and supplies as of December 31, 2004. As our fleet composition changed during 2005, we identified additional surplus inventory parts and supplies and increased the valuation reserve by $1.1 million as of December 31, 2005. The carrying value of our inventory, including reserves, was approximately $3.2 million as of June 30, 2006. Any further writedowns could have a material adverse effect on our results of operations.
If we lose access to, or sustain damage to, our Fort Wayne, Indiana facilities, our business would be interrupted, which could materially adversely affect our business and results of operations.
     Our Fort Wayne, Indiana facilities act as the hub of our expedited scheduled air freight services. As a result, virtually all of the air freight we transport passes through our Fort Wayne facilities on the way to its final destination. If we are unable to access our Fort Wayne facilities because of security concerns, a natural disaster, a condemnation or otherwise or if these facilities are destroyed or materially damaged, our business would be materially adversely affected.
     Furthermore, any damage to our Fort Wayne facilities could damage some or all of the freight in the facilities. If freight is damaged, we may be liable to our customers for such damage and we may lose sales and customers as a result. Any material damages we must pay to customers, or material loss of sales or customers, would have a material adverse effect on our results of operations.
     We have a $10 million business interruption insurance policy to both offset the cost of, and compensate us for, certain events which interrupt our operations. However, the coverage may not be sufficient to compensate us for all potential losses and the conditions to the coverage may preclude us from obtaining reimbursement for some potential losses. While we have attempted to select our level of coverage based upon the most likely potential disasters and events that could interrupt our business, we may not have been able to foresee all the costs and implications of a disaster or other event and, therefore, the coverage may not be sufficient to reimburse us for our losses. Any material losses for which we are unable to obtain reimbursement may have a material adverse effect on our results of operations.
Increases in the cost, or a reduction in the availability, of airframe or aircraft engine maintenance may result in increased costs.
     To keep our owned and leased aircraft in airworthy condition, we must hire third parties to perform scheduled heavy airframe and aircraft engine maintenance on them. An increase in the cost of airframe or aircraft engine maintenance would increase our maintenance expenses. In addition, a reduction in the availability of airframe or aircraft engine maintenance services could result in delays in getting airframes or aircraft engines serviced and result in increased maintenance expenses and lost revenue. Any increase in maintenance expenses or loss of revenue due to delays in obtaining maintenance services could have a material adverse effect on our results of operations.
Increases in the cost, or decreases in the supply, of aircraft and diesel fuel could have a material adverse effect on our results of operations.
     One of our most significant and variable costs is aircraft fuel. During the six months ended June 30, 2006, our aircraft fuel averaged $2.12 per gallon, an increase of 27.7%, as compared to $1.66 per gallon for the six months ended June 30, 2005. Aircraft fuel costs per gallon include the cost of aircraft fuel and all taxes, fees and surcharges necessary to deliver the aircraft fuel into the aircraft. During the first six months of June 30, 2006, we used between 1.9 million and 2.4 million gallons of aircraft fuel per month, depending on the mix of aircraft flown, the weight, origin and destination of freight shipped and the number of days the network operated during each month. During the six months ended June 30, 2006, each $0.01 change in the price per gallon of aircraft fuel resulted in a change in our annual fuel cost of approximately $260,000.
     We purchase aircraft fuel from various suppliers at current market prices. We do not currently have any long-term contracts for aircraft fuel, nor do we currently have any agreements to hedge against increases in the price of aircraft fuel. On a regular basis, we review the price and availability of aircraft fuel. If we have the opportunity and ability to execute individual purchases at favorable prices or terms, enter into long-term supply contracts for aircraft fuel or make arrangements to hedge against changes in aircraft fuel prices, we may enter into such agreements or arrangements.
     With respect to our expedited ground freight services, we operate through a combination of owner operators, company drivers and truck load carriers from whom we contract dedicated trucks. The owner operators and truck load carriers from whom we contract dedicated trucks pass the increased cost of diesel fuel to us through the use of fuel surcharges.
     We periodically increase our prices or implement fuel surcharges to offset all or some of our increased fuel costs, as our scheduled freight network bears the cost of increases in aircraft and diesel fuel prices. If we are unable due to competitive pressures or other reasons to raise our fuel surcharges or prices, we may be forced to absorb increases in aircraft and/or diesel fuel costs, which could have a material adverse effect on our results of operations. In addition, as we attempt to recapture the increase in aircraft and/or diesel fuel costs through increasing our prices to our customers and/or through temporary fuel surcharges, our customers may seek lower cost freight transportation alternatives to our scheduled freight network, which could negatively affect our results of operation. The rising cost of aircraft fuel increases our working capital requirements because we pay for fuel in advance of providing air freight transportation services and typically do not collect payment for our services until 30 to 45 days after the services are performed.
     Additionally, if we were unable to acquire sufficient quantities of aircraft fuel at a price we deem appropriate to fly our aircraft, we would be required to curtail our operations which could have a material adverse effect on our business.
Increases in the cost, or decreases in the supply, of ground handling and storage services could significantly disrupt our business.
     We contract with third parties to provide ground handling and storage services at all of the cities we serve, with the exception of Fort Wayne, Indiana; Los Angeles and San Francisco, California; Seattle, Washington; Denver, Colorado; and Salt Lake City, Utah, which are operated by our employees. We also contract with third parties to provide ground transportation at other cities at which we receive and deliver freight at scheduled times. The impact of an increase in the cost or the decrease in the availability of ground handling and storage services could have a material adverse effect on our business.
The unavailability of aircraft due to unscheduled maintenance, accidents and other events may result in the loss of revenue and customers.
     Our revenues depend on having aircraft available for revenue service. From time to time, we may experience unscheduled maintenance due to equipment failures and accidental damage that makes our aircraft unavailable for revenue service. These problems can be compounded by the fact that spare or replacement parts and components as well as third party maintenance contractors may not be readily available in the marketplace. Failure to obtain necessary parts or components in a timely manner or at favorable prices could ground some of our fleet and result in significantly lower revenues. In the event one or more of our aircraft are out of service for an extended period of time, whether due to unscheduled maintenance, accidents or otherwise, we may be forced to lease replacement aircraft and may be unable to fully operate our business. Further, suitable replacement aircraft may not be available on acceptable terms or at all. Loss of revenue from any business interruption or costs to replace airlift could have a material adverse effect on our results of operations.
The unavailability of trucks, drivers and owner operators, or increases in the cost of trucking services, may materially adversely affect our results of operations of our expedited ground freight services.
     Our expedited ground freight services depend on having trucks available for service. We own some of the trucks used in our expedited ground freight services. We also have agreements with owner operators and contract for dedicated freight hauling capacity under agreements that are terminable on 30 days notice by either party. Failure to have sufficient owner operators or dedicated freight hauling capacity, at contractually determined prices, could result in significantly lower revenues and could make it difficult for us to operate our ground freight business.
Financial costs and operating limitations imposed by the unionization of our workforce could create material labor problems for our business.
     The pilots of our cargo airline are represented by ALPA, a national union representing airline pilots. We have a Collective Bargaining Agreement with ALPA. The agreement covers all flight crew members of our cargo airline with respect to compensation, benefits, scheduling, grievances, seniority, and furlough and expires December 1, 2013.
     Although our Collective Bargaining Agreement with our flight crew members prohibits strikes, labor disputes with them could still result in a material adverse effect on our operations. Further, if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages, which could have a material adverse effect on our business.
A failure of our computer systems could significantly disrupt our business.
     We utilize a number of computer systems to schedule flights and personnel, track aircraft and freight, bill customers, pay expenses and monitor a variety of our activities, ranging from maintenance and safety compliance to financial performance. The failure of the hardware or software that support these computer systems, or the loss of data contained in any of them, could significantly disrupt our operations.
Aircraft or truck accidents and the resulting repercussions could have a material adverse effect on our business.
     We are vulnerable to potential losses that may be incurred in the event of an aircraft or truck accident. Any such accident could involve not only repair or replacement of a damaged aircraft or truck and its consequent temporary or permanent loss from revenue service, but also potential claims involving injury to persons or property. We are required by the Department of Transportation, or DOT, to carry liability insurance on each of our aircraft and trucks. Although we believe our current insurance coverage is adequate and consistent with current industry practice, including our substantial deductibles, we cannot be assured that our coverage or premiums will not be changed or that we will not suffer substantial losses and lost revenues from accidents. Moreover, any aircraft accident, even if fully insured, could result in Federal Aviation Administration, or FAA, directives or investigations or could cause a perception that some of our aircraft are less safe or reliable than other aircraft, which could result in costly compliance requirements, the grounding of some of our fleet and the loss of customers. Any accident and the repercussion thereof could have a material adverse effect on our business.
Risks Relating to Government Regulation
If we lose our authority to conduct flight operations, we will be unable to run our air freight business.
     We are subject to Title 49 of the United States Code, formerly the Federal Aviation Act of 1958, under which the DOT and the FAA, exercise regulatory authority over air carriers. The DOT and the FAA have the authority to modify, amend, suspend or revoke the authority and licenses issued to us for failure to comply with the provisions of law or applicable regulations. In addition, the DOT and the FAA may impose civil or criminal penalties for violations of applicable rules and regulations. In addition, we are subject to regulation by various other federal, state, local and foreign authorities, including the Department of Homeland Security, through the Transportation Security Administration, the Department of Defense and the Environmental Protection Agency, or the EPA. In order to maintain authority to conduct flight operations, we must comply with statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. Without the necessary authority to conduct flight operations, we will be unable to run our air freight business.
FAA safety, training and maintenance regulations may hinder our ability to conduct operations or may result in fines or increased costs.
     Virtually every aspect of our cargo airline is subject to extensive regulation by the FAA, including the areas of safety, training and maintenance. To ensure compliance with FAA rules and regulations, the FAA routinely inspects air carrier operations and aircraft and can impose civil monetary penalties in the event of non-compliance. Periodically, the FAA focuses on particular aspects of air carrier operations occasioned as a result of a major incident. These types of inspections and regulations often impose additional burdens on air carriers and increase their operating costs. We cannot predict when we will be subject to such inspections or regulations, nor the impact of such inspections or regulations. Other regulations promulgated by state and federal Occupational Safety and Health Administrations, dealing with the health and safety of our employees, impact our operations.
     In addition, all of our aircraft are subject to FAA directives issued at any time, including directives issued under the FAA’s “Aging Aircraft” program, or directives issued on an ad hoc basis. These directives can cause us to conduct extensive examinations and structural inspections of our aircraft, engines and components and to make modifications to them to address or prevent problems of corrosion, structural fatigue or additional maintenance requirements. In addition, the FAA may mandate installation of additional equipment on our aircraft, the cost of which may be substantial. Apart from these aircraft related regulations, the FAA may adopt regulations involving other aspects of our air carrier operations, such as training, cargo loading, ground facilities and communications. This extensive regulatory framework, coupled with federal, state and local environmental laws, imposes significant compliance burdens and risks that substantially affect our costs.
Our trucking operations are highly regulated, and increased direct and indirect costs of compliance with, or liability for violation of, existing or future regulations could have a material adverse effect on our business.
     The DOT and various state, local and quasi governmental agencies exercise broad powers over our trucking operations, generally governing matters including authorization to engage in motor carrier service, equipment operation and safety reporting. We expect periodic audits by the DOT to ensure that we are in compliance with various safety, hours-of-service and other rules and regulations. In addition, our drivers must comply with the safety and fitness regulations of the DOT, including those relating to drug and alcohol testing and hours-of-service. If we are found to be out of compliance with those rules or regulations, the DOT could restrict or otherwise negatively impact our operations. We also may become subject to new or more restrictive regulations relating to fuel emissions, drivers’ hours-of-service, ergonomics and other matters affecting safety or operating methods. Any fines, remedial actions or compliance costs could have a material adverse effect on our business.
     Effective October 1, 2002, the EPA required that most newly manufactured heavy-duty tractor engines comply with certain new emission standards. We are operating approximately nine tractors with these 2002 rule-compliant engines. In addition to higher initial purchase prices, these tractors also generally have lower fuel efficiency. Effective with model-year 2007 tractors, the EPA has mandated even lower emission standards for newly manufactured heavy-duty tractor engines, which may increase the cost and reduce the fuel efficiency of new engines. The increased cost of complying with such regulations could have a material adverse effect on our results of operations.
If we improperly ship hazardous materials or contraband, we could incur substantial fines or damages.
     The FAA and DOT exercise regulatory jurisdiction over transporting hazardous materials and contraband. We frequently transport articles that are subject to these regulations. Shippers of hazardous materials share responsibility with the air and ground carrier for compliance with these regulations and are primarily responsible for proper packaging and labeling. Although required to do so, customers may fail to inform us about hazardous or illegal cargo. If we fail to discover any undisclosed weapons, explosives, illegal drugs or other hazardous or illegal cargo or mislabel or otherwise improperly ship hazardous materials, we may suffer possible aircraft or truck damage or liability, as well as fines, penalties or flight bans, which could have a material adverse effect on our business.
Our operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.
     We are subject to various environmental laws and regulations dealing with, among other things, the hauling and handling of hazardous materials, air emissions from our aircraft, vehicles and facilities and noise pollution. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. We may be liable whether or not we are aware of or caused the release of hazardous or toxic substances. In part because of the highly industrialized nature of many of the locations at which we operate, there can be no assurance that we have discovered environmental contamination for which we may be responsible. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could have a material adverse effect on our results of operations.
     If we are involved in a spill or other accident involving hazardous substances, if there are releases of hazardous substances we transport, or if we are found to be in violation of applicable laws or regulations, we could be subject to liabilities that could have a material adverse effect on our business and our results of operations. If we should fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.
Department of Homeland Security and Transportation Security Administration regulations may result in unanticipated costs.
     As a result of the passage of the Aviation and Transportation Security Act, the U.S. Congress created the Transportation Security Administration, or TSA. By law, the TSA is directed to adopt regulations for the screening of cargo transported on cargo aircraft. The TSA has implemented various regulations involving the security screening of cargo. At this time, the implementation of these regulations has not materially adversely affected our ability to process cargo or materially increased our operating costs.
     However, the TSA could adopt additional security and screening requirements that could have an impact on our ability to efficiently process cargo or otherwise materially increase our operating costs. The Department of Homeland Security has also taken over many departments and functions that regulate various aspects of our business, such as the U.S. Customs Service, and has formed a Border and Transportation Directorate. The ability of the Department of Homeland Security to efficiently structure these combined operations and functions may affect us in ways that cannot be predicted at this time.
The interests of our principal stockholders may be inconsistent with the interests of our other equity holders and may have an adverse effect on our stock price.
     As of July 31, 2006, our 5% or greater stockholders and their affiliates beneficially owned more than 70.0% of our common stock. These stockholders and their affiliates have substantial influence on and may control the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders and their affiliates may also delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders. In addition, the significant concentration of stock ownership may adversely affect the trading price of our common stock.
Stock ownership by non-U.S. citizens could prevent us from operating our business.
     We believe that some of our stockholders are non-U.S. citizens. Under current federal law, our cargo airline could cease to be eligible to operate as a cargo airline if more than 25% of our voting stock were owned or controlled by non-U.S. citizens. Moreover, in order to hold an air carrier certificate, our president and two-thirds of our directors and officers must be U.S. citizens. All of our directors and officers are U.S. citizens. Our second amended and restated certificate of incorporation, as amended, or the Certificate, limits the aggregate voting power of non-U.S. persons to 22.5% of the votes voting on or consenting to any matter, and our second amended and restated bylaws, or the Bylaws, do not permit non-U.S. citizens to serve as directors or officers.
Risks Related to Our Common Stock
The market price for our common stock may be volatile.
     The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including, among others:
•	our performance and prospects;

•	the performance and prospects of our major customers;

•	the limited depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	general financial and other market conditions;

•	the cost and supply of fuel; and

•	domestic and international economic conditions.
     In recent years, the public stock markets have experienced price and trading volume volatility. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons that may or may not be related to their operating performance. If the public stock markets continue to experience price and trading volume volatility in the future, the market price of our common stock could be adversely affected.
     In addition, although our common stock is traded on the American Stock Exchange, our common stock has traded, and may continue to trade, in low volumes. As a result, sales of small amounts of our common stock in the public market could cause the price of our common stock to fluctuate greatly, including in a materially adverse manner.
Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders.
     Provisions in our Certificate, Bylaws, the Delaware General Corporation Law and the terms of our stockholder rights plan and Credit Facility could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our Certificate and Bylaws contain the following provisions, among others, which may discourage or prevent another company from acquiring us:
•	a limitation on who may call stockholder meetings;

•	a prohibition on stockholder action by written consent; and

•	advance notification procedures for matters to be brought before stockholder meetings.
     In addition, we are subject to provisions of the Delaware General Corporation Law that prohibit us from engaging in a business combination with any “interested stockholder.” These provisions generally mean that a stockholder who owns more than 15% of our voting stock cannot acquire us for a period of three years from the date that the stockholder became an “interested stockholder,” unless various conditions are met, such as approval of the transaction by our board of directors. In addition, the terms of our Credit Facility contain provisions that restrict our ability to merge or consolidate with a potential acquirer. Finally, we have a stockholder rights plan that limits the ability of a person to acquire 15% or more of our outstanding common stock without the prior approval of our board of directors, except that the beneficial ownership threshold applicable under the stockholder rights plan to Lloyd I. Miller III and his affiliates is 23.5%. Any of the foregoing could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer to acquire our common stock, which, under certain circumstances, could adversely affect the market price of our common stock.
We do not anticipate paying cash dividends to our common stockholders in the foreseeable future.
     We intend to retain our earnings for use in our business and do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Further, covenants contained in our Credit Facility restrict our ability to pay cash dividends on our shares of common stock and in some cases on our shares of our Series B Redeemable Preferred Stock.

SELLING STOCKHOLDER
     Pursuant to an asset purchase agreement, dated as of May 10, 2006, we agreed to register certain securities owned by the selling stockholder. Under the asset purchase agreement, we also agreed to pay the expenses associated with preparing and filing this registration statement; however, the selling stockholder will pay any legal fees, expenses, commissions or other expenses relating to the sale of its shares of common stock.
     The following table identifies the selling stockholder, the number and percentage of shares of common stock beneficially owned by the selling stockholder as of August 1, 2006, the number of shares of common stock that the selling stockholder may offer or sell in this offering, and the number and percentage of shares of common stock beneficially owned by the selling stockholder after this offering, assuming it sells all of the shares that may be sold by it in this offering. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholder. As used in this prospectus, “selling stockholder” includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholder’s interests.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of Shares			Number of Shares
	Beneficially	Percent of	Number of Shares	Beneficially	Percent of
Selling Stockholder	Owned	Class(2)	Being Offered	Owned(3)	Class(2)
ACT 2 Services, Inc. (1)	1,773,818	3.5%	1,773,818	—	—

(1)	ACT 2 Services, Inc. was formerly known as Air Container Transport, Inc.

(2)	Based on 50,668,102 shares of our common stock that were issued and outstanding as of May 10, 2006. Percentage ownership has been calculated in accordance with Rule 13d-3 under the Exchange Act.

(3)	Assumes that the selling stockholder sells all of its shares of common stock covered by this prospectus.

PLAN OF DISTRIBUTION
Distribution by the Selling Stockholder
     As used in this prospectus, “selling stockholder” includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholder interests. In all cases, the selling stockholder will act independently of us in making decisions with respect to the timing, manner, size and price of each sale. The selling stockholder may sell any of the securities being offered under this prospectus in any one or more of the following ways from time to time:
•	on the American Stock Exchange, on any other national securities exchange or market or in the over-the-counter market on which our common stock may be listed or quoted at the time of any such sale;

•	through underwriters or dealers;

•	through agents;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	as exchange distributions in accordance with the rules of the applicable exchange;

•	directly to purchasers, including institutional investors;

•	through ordinary brokerage transactions where the broker solicits purchasers;

•	to a broker-dealer, as principal, for resale by the broker-dealer for its account;

•	through privately negotiated transactions;

•	through remarketing firms;

•	through short sales;

•	through a combination of any of these methods of sale; or

•	any other method permitted pursuant to applicable law.
     In addition, the selling stockholder may sell its common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144, or by any other legally available means. The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.
Underwriters or Dealers
     Unless otherwise indicated in the applicable prospectus supplement, if underwriters or dealers are utilized in the sale, the securities will be acquired by the underwriters or dealers for their own account. The underwriters or dealers may sell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to several conditions set forth in an agreement between the selling stockholder and the underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued.
     If the selling stockholder uses dealers in the sale of securities, they will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Agents
     The selling stockholder may designate agents who agree to use their reasonable efforts to solicit purchasers for the period of their appointment or to sell securities on a continuing basis.
Direct Sales
     The selling stockholder may also sell securities directly to one or more purchasers without using underwriters or agents.
Remarketing Firms
     The securities may be re-sold to the public following their redemption or repayment by one or more remarketing firms. Remarketing firms may act as principals for their own accounts or as agents for us.
General Information
     Underwriters, dealers, agents and remarketing firms that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriter, dealer, agent or remarketing firm will be identified and the terms of the transaction, including their compensation, will be described in a prospectus supplement. We or the selling stockholder may have agreements with underwriters, dealers, agents or remarketing firms to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers, agents or remarketing firms, or their affiliates may be customers of, engage in transactions with or perform services for, us or our subsidiaries in the ordinary course of their business.
     The selling stockholder may use agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.
Hedging and Other Transactions
     In addition to the manners of distribution described above, the selling stockholder may enter into hedging transactions. For example, the selling stockholder may:
•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholder to close out its short positions;

•	sell common stock short itself and redeliver such shares to close out its short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.
     A distribution of the common stock by the selling stockholder may also be effected through the issuance by the selling stockholder or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts, swaps and the writing of options.
Pledges; Certain Transfers and Donations
     From time to time, the selling stockholder may pledge or grant a security interest in some or all of our common stock owned by them. If the selling stockholder defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell such common stock from time to time by this prospectus. The selling stockholder also may transfer and donate our common stock owned by it in other circumstances. The number of shares of our common stock beneficially owned by the selling stockholder will decrease as and when the selling stockholder transfer or donate their shares of our common stock or default in performing obligations secured by its shares of our common stock. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that each of the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholder for purposes of this prospectus.

EXPERTS
     The consolidated financial statements incorporated in the registration statement of which this prospectus is a part by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
     The validity of the issuance of any securities offered under this prospectus will be passed upon for us by our lawyers, Haynes and Boone, LLP. Counsel named in the prospectus supplement will issue opinions about the validity of the securities for any agents, dealers or underwriters.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other expenses of Issuance and Distribution
     The following table sets forth the expenses, other than commissions, expected to be incurred in connection with the offering described in the Registration Statement:

Expense	Amount
Securities and Exchange Commission registration fee	$78
Legal fees	$15,000	*
Printing and engraving expenses	100	*
Auditors’ fees	10,000	*
Blue sky and legal investment fees and expenses	100	*
Trustee and Authenticating Agent fees	—
Miscellaneous expenses	500	*
Total	25,778	*

*	Estimated
Item 15. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law, or the Delaware Law, permits indemnification of the directors and officers of Kitty Hawk, involved in a civil or criminal action, suit or proceeding, including, under certain circumstances, suits by or in the right of the Company, for any expenses, including attorney’s fees, and (except in the case of suits by or in the right of the Company), any liabilities which they may have incurred in consequences of such action, suit or proceeding under conditions stated in said Section.
     Article Eighth of the Certificate, limits the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for certain breaches of fiduciary duty. In addition, Article Ninth of the Certificate defines and clarifies the rights of certain individuals, including the Company’s directors and officers, to indemnification by the Company against personal liability or expenses incurred by them as a result of certain litigation against them.
     Set forth below is a description of Article Eighth and Ninth of the Certificate. Such descriptions are intended only as summaries and are qualified in their entirety by reference to the Company’s Certificate and the Bylaws.
     Article Eighth of the Certificate protects the directors of the Company against personal liability for breaches of their duty of care. Article Eighth of the Certificate absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of the duty of loyalty to the Company and its stockholders as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, Article Eighth of the Certificate does not absolve directors of liability for unlawful dividends or stock repurchases or redemptions to which a negligence standard presently applies under the Delaware Law. Also, there may be certain liabilities, such as those under the federal securities laws or other state or federal laws, which a court may hold are unaffected by Article Eighth of the Certificate.
     Although Article Eighth of the Certificate provides the directors of the Company with protections against personal liability for monetary damages for breaches of their duty of care, it does not eliminate the directors’ duty of care. Accordingly, Article Eighth of the Certificate would have no effect on the availability of equitable remedies such as an injunction to prevent a proposed action or rescission of a contract based upon a director’s breach of his or her duty of care. Although both directors and officers of the Company are covered by indemnification provisions under Article Ninth of the Certificate (as discussed below), Article Eighth of the Certificate limits liability only with respect to a person acting in the capacity of a director.
     Article Ninth of the Certificate provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity, including service with respect to employee benefit plans maintained or sponsored by the Company) will be indemnified and held harmless by the

Company, to the fullest extent authorized by the Delaware Law, as currently in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith.
     Article Ninth of the Certificate provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the Company. Article Ninth of the Certificate further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Delaware Law, the burden of proving the defense will be on the Company. Neither the failure of the Company’s Board of Directors to have made a determination that indemnification is proper, nor an actual determination by the Company’s Board of Directors that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     Article Ninth of the Certificate also provides that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein will not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company’s Certificate or Bylaws, or otherwise. Article Ninth of the Certificate also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Law.
     Article Ninth of the Certificate further provides that the rights conferred therein are contract rights and include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if the Delaware Law so requires, such payment will only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under the Bylaws or otherwise. Article Ninth of the Certificate also provides that the Company may, by action of its Board of Directors, provide indemnification to its agents or employees with the same scope and effect as the foregoing indemnification of directors and officers.

Item 16. Exhibits

Exhibit
Number	Description of Exhibit
**1.1	Form of Underwriting Agreement for Common Stock.

3.1	Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc. (Exhibit 99.1 to Kitty Hawk, Inc.’s Form 8-K dated October 1, 2002, and incorporated herein by reference).

3.2	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc., dated February 6, 2003 (Exhibit 3.2 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated March 12, 2003, and incorporated herein by reference).

3.3	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc., dated July 13, 2004 (Exhibit 3.3 to Kitty Hawk’s Registration Statement on Form 8-A dated August 23, 2004, and incorporated herein by reference).

3.4	Second Amended and Restated Bylaws of Kitty Hawk, Inc., dated October 31, 2003 (Exhibit 3.3 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated November 12, 2003, and incorporated herein by reference).

*5.1	Legal Opinion of Haynes and Boone, LLP.

*21.1	Subsidiaries of Kitty Hawk, Inc.

*23.1	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).

*23.2	Consent of Grant Thornton LLP.

*	Filed herewith

**	To be filed by amendment or on Form 8-K
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The registrant undertakes that in a primary offering of securities of the registrant pursuant to the Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 21st day of August, 2006.

KITTY HAWK, INC.

By:	/s/ Steven E. Markhoff

Steven E. Markhoff
Corporate Secretary
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 21st day of August, 2006.

Signature	Title
/s/ Robert W. Zoller, Jr. Robert W. Zoller, Jr.	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ James R. Kupferschmid James R. Kupferschmid	Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Jessica L. Wilson Jessica L. Wilson	Chief Accounting Officer (Principal Accounting Officer)

/s/ Gerald L. Gitner Gerald L. Gitner	Director

/s/ Raymond Greer Raymond Greer	Director

/s/ Myron M. Kaplan Myron M. Kaplan	Director

/s/ Melvin L. Keating Melvin L. Keating	Director

/s/ Joseph D. Ruffolo Joseph D. Ruffolo	Director

/s/ Laurie M. Shahon Laurie M. Shahon	Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
**1.1	Form of Underwriting Agreement for Common Stock.

3.1	Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc. (Exhibit 99.1 to Kitty Hawk, Inc.’s Form 8-K dated October 1, 2002, and incorporated herein by reference).

3.2	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc., dated February 6, 2003 (Exhibit 3.2 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated March 12, 2003, and incorporated herein by reference).

3.3	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc., dated July 13, 2004 (Exhibit 3.3 to Kitty Hawk’s Registration Statement on Form 8-A dated August 23, 2004, and incorporated herein by reference).

3.4	Second Amended and Restated Bylaws of Kitty Hawk, Inc., dated October 31, 2003 (Exhibit 3.3 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated November 12, 2003, and incorporated herein by reference).

*5.1	Legal Opinion of Haynes and Boone, LLP.

*21.1	Subsidiaries of Kitty Hawk, Inc.

*23.1	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).

*23.2	Consent of Grant Thornton LLP.

*	Filed herewith

**	To be filed by amendment or on Form 8-K